Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 26, 2013 (November 8, 2013 as to the effects of the retrospective adjustment related to the acquired goodwill and deferred income taxes related to the acquisition of Huntyard Limited described in Notes 2, 5 and 11) relating to the consolidated financial statements of Bright Horizons Family Solutions Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 8, 2013